Exhibit 5.1

May 27, 2008

Forward Air Corporation
430 Airport Road
Greeneville, Tennessee 37745

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Secretary of Forward Air Corporation, a Tennessee corporation (the “Company”), and have been requested by the Company to render this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of up to 3,000,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company that may be issued pursuant to the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan (the “Incentive Plan”).

As a basis for the opinion hereinafter set forth, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents (collectively, the “Documents”):

1.	The Company’s restated charter in effect on the date hereof;

2.           The Company’s amended and restated bylaws in effect on the date hereof;

3.           Resolutions adopted by the Board of Directors of the Company relating to the Shares and the approvalof the Incentive Plan;

4.           The Registration Statement relating to the Shares;

5.           The Incentive Plan; and

6.	A certificate of the Secretary of State of the State of Tennessee (the “Secretary of State”) as to the good standing of the Company, dated as of a recent date.

In expressing the opinion set forth below, I have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or an entity, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Tennessee and is in good standing with the Secretary of State.

2.	The Shares have been duly authorized and, when issued against receipt of the consideration therefore in accordance with the Incentive Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Tennessee and I do not express any opinion herein concerning any other law.  The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is solely for your use in connection with the issuance of Shares in accordance with the Registration Statement and may not be delivered to, quoted to or relied on in any manner by any other person or in any other connection without, in each instance, my prior written approval.

Very truly yours,

/s/ Matthew J. Jewell
Executive Vice President, Chief Legal Officer and Secretary